Exhibit 99.2

September 30, 2014
Quarterly Conference Call
Summary of Quarterly Results

Date: October 22, 2014

Net income for the quarter was $21.3 million, or $2.16 per diluted share compared with $21.6 million or $1.80 per share for the prior year second quarter. This represents a 1.4% decrease in net income and a 20.0% increase in diluted earnings per share when comparing the two quarterly periods. For the first six months of fiscal 2015, net income was $43.8 million, or $4.35 per diluted share, representing a 1.9% decrease and an 18.5% increase in net income and EPS, respectively. The Company’s EPS continues to benefit from our ongoing share repurchase program. During the first half of fiscal 2015, we repurchased approximately 800,000 shares of common stock on the open market at an aggregate purchase price of approximately $63.4 million. These repurchases, combined with the 2.1 million shares repurchased during fiscal 2014, have been and should continue to be very accretive to per share earnings in the future. We remain confident of our future prospects and subject to the observance of blackout periods and other criteria we consider in evaluating share repurchases, we intend to continue our share repurchase program.  At September 30, 2014, the remaining Board-approved authorizations were approximately $13.4 million.

Total revenue for the quarter amounted $152.6 million, a 1.7% increase over the $150.0 million during the second quarter of the prior fiscal year, which is in line with our loan growth on a quarter over quarter basis. Revenues for the first six months of fiscal 2015 were $302.9 million, a 2.7% increase over the prior year period. Revenues from the 1,193 offices open throughout both quarterly periods increased by 1.1%.

General and administrative expenses amounted to $76.1 million in the second fiscal quarter, a 5.6% increase over the $72.0 million in the same quarter of the prior fiscal year. As a percentage of revenues, our G&A increased from 48.0% during the second quarter of fiscal 2014 to 49.8% during the current quarter. General and administrative expense was negatively impacted during the current quarter due to a $1.2 million loss that was the result of a fraud discovered in one of our branches. Our G&A per average open office increased by 0.5% when comparing the two fiscal quarters.

The Company implemented a change to its branch level incentive plan that we believe will reduce out net charge-offs on a long-term basis. Our branch managers receive a monthly bonus based on their performance against profitability and delinquency targets. Historically, the delinquency component of the bonus was determined based on all delinquencies, including 90+ day delinquencies. We believe that in certain circumstances, loans that were 90 days or more past due were being charged off in order for the branch manager to meet their delinquency target when there was still potential for collection. Effective July 1, 2014, managers are compensated only based on their 60 days and less delinquencies. We believe that this will remove any incentive to charge off loans prematurely and allow the collection efforts to continue at the local office, which is generally the most effective.

As expected, the change in the incentive decreased net charge-offs and increased 90 day delinquencies during the quarter. Allowing the loans to age longer also had an impact on gross loan growth. For comparative purposes, we have estimated the impact of the change by assuming our U.S. 90+ day delinquencies on a recency basis would have remained at 1.38% of gross at September 30, 2014, consistent with the June 30, 2014 ratio, if we had not made the change.

Gross loans amounted to $1.19 billion at September 30, 2014, a 2.6% increase over the $1.16 billion outstanding at September 30, 2013. We estimate that gross loans would have increased by 1.4% to $1.18 billion if we had not made the change to the branch incentives. The number of loans to first time and former borrowers was approximately 290,000 during the first six months, which is flat compared to the same period of the prior fiscal year. The mix in our loan portfolio continued to shift over the past 12 months and at September 30, 2014 consisted of 60.0% small loans, 39.0% larger loans and 1.0% sales finance. This compared with 63.8%, 35.0% and 1.2% at September 30, 2013. Additionally, the overall 2.6% growth in loan balances resulted from a 1.1% increase in customers and a 1.5% increase in average balances outstanding.

As we expected, the change in the incentive plan had a significant impact on our delinquencies. Accounts that were 61 days or more past due increased to 5.2% on a recency basis and to 7.0% on a contractual basis at the end of the current quarter, compared to 3.6% and 5.3%, respectively, at September 30, 2013. Net charge-offs as a percentage of average net loans on an annualized basis decreased from 15.4% to 10.1% when comparing the two quarterly periods. We estimate that accounts that were 61 days or more past due would have been 4.1% on a recency basis and 5.8% on a contractual basis at the end of the current quarter had we not changed the incentive plan. Our delinquency ratios are also being negatively impacted by higher delinquencies in our payroll deduct product in Mexico, which typically runs higher delinquencies but experiences much lower loss rates than the rest of the Company. Excluding the payroll deduct product, the estimated accounts that were 61 days or more past due would have been 3.5% on a recency basis and 5.1% on a contractual basis. We also estimate that net charge-offs as a percentage of average net loans on an annualized basis would have been 15.0% during the current quarter.

While acquisitions have become less important to our overall growth strategy, we will continue to make purchases when opportunities arise.  The Company purchased two loan portfolios during the first six months of fiscal 2015, consisting of $1.1 million in gross loans. This was very similar to the acquisition activity during the first half of fiscal 2014, which consisted of six transactions and $0.9 million in gross loans.

The expansion of our branch network during the first six months of the fiscal year was in line with our projections. We began fiscal 2015 with 1,271 offices, opened 30 and merged 8, giving us a total of 1,293 offices at September 30, 2014. Our plans for fiscal 2015 are to open 50 offices in the US and 20 in Mexico.

We continue to be pleased with the progress being made in our Mexican operations. We have 134 offices open as of September 30, 2014; we opened 5 and closed 4 during the first six months of fiscal 2015. We now have approximately 147,000 accounts and approximately $110.6 million in gross loans outstanding. This represents a 5.8% increase in accounts and a 14.0% increase in ledger over the last year. Revenues in Mexico grew by 15.1% in US dollars when comparing the two quarterly periods. Net charge-offs as a percent of average net loans on an annualized basis, decreased from 15.0% to 12.8% when comparing the two quarters. Additionally, our 61 day delinquencies are 10.2% and 12.8% on a recency and contractual basis, respectively, an increase from 8.4% and 11.4%, respectively, as of the end of the prior year second quarter. The increase in our quarter end delinquencies is primarily due to the timing of receipts of payments from unions on our payroll deduct loans, which now represents 41.0% our Mexican portfolio. As expected, this subsidiary is beginning to generate enhanced profits. During the current six month period, excluding intercompany charges, pretax earnings amounted to $3.9 million. As of September 30, 2014 and for the period then ended, our Mexican subsidiary continues to be an important part of our consolidated operations. It now represents 10.4% of our branch office network, 9.3% of our gross loans outstanding, 9.0% of our first six month revenue and 4.6% of our net earnings. This profitability should continue to improve as we grow our outstanding receivables in our existing offices.

The Company’s return on average assets of 11.9% and return on average equity of 33.8% on a trailing 12 month basis continued their excellent historical trend during the second quarter of fiscal 2015.

From a regulatory and legislative standpoint, the Company has provided all of the information it that was requested by the CID within the deadlines specified by the CID.  The Company was under the impression that the CFPB would respond, in some fashion, to the Company’s response to the CID within six months from filing our response on April 10, 2014. The six month timeline is more of a course of dealing rather than any requirement of the CFPB. While the Company has received no formal response from the CFPB to date, outside counsel for the Company has been in communication with CFPB staff and the CFPB staff confirm that our information remains under review and at this time the CFPB does not require any other documentation.

This transcript contains various “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that represent the Company’s expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by the words “anticipate,” “estimate,” ”intend,” “plan,” “expect,” “believe,” “may,” “will,” and “should” or any variation of the foregoing and similar expressions are forward-looking statements.  Such forward-looking statements are about matters that are inherently subject to risks and uncertainties.  Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following:  recently enacted, proposed or future legislation and the manner in which it is implemented; the nature and scope of regulatory authority, particularly discretionary authority, that may be exercised by regulators, including, but not limited to, the Consumer Financial Protection Bureau (the “CFPB”), having jurisdiction over the Company’s business or consumer financial transactions generically; the unpredictable nature of regulatory proceedings and litigation; any determinations, findings, claims or actions made or taken by the CFPB, other regulators or third parties in connection with or resulting from the previously disclosed civil investigative demand from the CFPB that assert or establish that the Company’s lending practices or other aspects of its business violate applicable laws or regulations; the impact of changes in accounting rules and regulations, or their interpretation or application, which could materially and adversely affect the Company’s reported financial statements or necessitate material delays or changes in the issuance of the Company’s audited financial statements; the Company's assessment of its internal control over financial reporting, and the timing and effectiveness of the Company's efforts to remediate any reported material weakness in its internal control over financial reporting; changes in interest rates; risks related to expansion and foreign operations; risks inherent in making loans, including repayment risks and value of collateral; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquencies and charge-offs); and changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company). These and other factors are discussed in greater detail in Part I, Item 1A, “Risk Factors” in the Company’s most recent annual report on Form 10-K for the fiscal year ended March 31, 2014 filed with the Securities and Exchange Commission (“SEC”) and the Company’s other reports filed with, or furnished to, the SEC from time to time.  World Acceptance Corporation does not undertake any obligation to update any forward-looking statements it makes.  The Company is also not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.